Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Getaround, Inc.

San Francisco, California

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Amendment No. 4 to the Registration Statement on Form S-4 of our report dated March 23, 2022, relating to the consolidated financial statements of Getaround, Inc., which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

San Francisco, California

November 8, 2022